Exhibit 10.1

WAIVER and SECOND AMENDMENT, dated as of June 21, 2007 (this “Waiver”), executed in connection with the FINANCING AGREEMENT, dated as of June 8, 2005 (as the same has heretofore been amended and may hereafter be amended, restated, modified or supplemented from time to time, the “Financing Agreement”), among MTM TECHNOLOGIES, INC., a New York corporation (“Parent”), each of its subsidiaries that is a party thereto (each of Parent and each such subsidiary, a “Company” and collectively the “Companies”), and any other entity that becomes a party thereto as a borrower and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”), and any other entity becoming a Lender (collectively, the “Lenders” and each individually as a “Lender”), and CIT, as Agent for the Lenders (the “Agent”).  Terms which are capitalized in this Waiver and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.

WHEREAS, the Companies have requested that the Lenders (i) waive as Events of Default the violation by the Companies of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Senior Leverage Ratio requirements for the period of four consecutive fiscal quarters ending on or about March 31, 2007, (ii) waive the breach by the Companies of any representations and warranties set forth in the Financing Agreement or any other Loan Documents to which they are a party solely as a result of the foregoing, (iii) re-establish their Commitment to make Revolving Loans, pursuant to the Financing Agreement, and (iv) agree to modify certain terms of the Financing Agreement, and the Lenders have agreed to the foregoing requests, on the terms and subject to satisfaction of the conditions contained in this Waiver;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section One.    Amendment.  Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Financing Agreement is hereby amended as follows:

(a)  Section 1.1.  Defined Terms.  Section 1.1 of the Financing Agreement is amended by adding the term Consulting Charges, and the definition thereof, in the appropriate alphabetical order, and by deleting the definitions of the terms Consolidated EBITDA and Consolidated Fixed Charges, and substituting the following in lieu thereof:

“Consolidated EBITDA shall mean, for any period, with respect to the  Parent and its consolidated Subsidiaries, other than the Excluded Subsidiaries, all earnings before all interest, tax obligations and depreciation and amortization expense for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of the Parent, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period and, to the extent included in the calculation of earnings for such period, excluding any Consulting Charges paid during such period.”

“Consolidated Fixed Charges shall mean, for any period, with respect to the Parent and its consolidated Subsidiaries, other than the Excluded Subsidiaries, the sum of (a) all cash interest obligations (including, without limitation, cash interest obligations in respect of any Investor Obligations, Textron Obligations and/or Subordinated Debt) paid or due during such period, (b) the amount of all scheduled fees paid to the Agent and the Lenders during such period, (c) the amount of principal repaid in cash or scheduled to be repaid but not paid on Indebtedness (other than the Revolving Loans and any loans made pursuant to the Textron Loan Agreement) during such period (including, without limitation, principal repayments in respect of any Investor Obligations and/or Subordinated Debt, but not including principal repayments in respect of any Indebtedness that is, by its terms, payable only in stock) provided, that, cash payments made in respect of Indebtedness incurred in connection with any Permitted Acquisition will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Revolving Loans or other working capital, (d) unfinanced Capital Expenditures incurred during such period, (e) all cash payments made or due in respect of any earnout or similar contingent obligations during such period, provided, that, such cash payments will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Revolving Loans or other working capital, (f) all payments made or due in respect of Capital Leases during such period, and (g) all cash charges incurred during such period relating to severance, restructuring and other similar kinds of expenses.  For avoidance of doubt, the calculation of Consolidated Fixed Charges for any period of determination shall not include any Consulting Charges due or payable during such period.”

”Consulting Charges shall mean, for any period, the fees and disbursements due or payable in cash during such period by the Parent to Carl Marks Associates for the consulting services provided to the Companies by such consultant.”

 (b) Section 7.2(h).  Financial Reporting.  Section 7.2(h) of the Financing Agreement is amended by (i) deleting clause (v) in its entirety, and by substituting the following in lieu thereof, and (ii) adding  new clauses (vi) and (vii) thereto, as follows:

“(v) on each Business Day, a financial report, in form and substance reasonably satisfactory to the Agent, which report shall indicate the amount of Consolidated Liquidity as of the close of business on the preceding Business Day, together with a calculation thereof, in reasonable detail.”

“(vi) on Friday of each week (or on the following Business Day, if such Friday is not a Business Day), a rolling 13 week cash forecast and report, in form and substance reasonably satisfactory to the Agent, which report shall be updated each week, through the close of business on the Business Day preceding the date on which such report is so delivered to the Agent, and which report shall include an analysis, in reasonable scope and detail, of the preceding week’s variations to budget.”

“(vii)  deliver to the Agent a copy of each periodic report prepared for the Companies by Carl Marks Associates, no later than the Business Day following the Parent’s receipt of each such report, which report shall include, without limitation, (I) initially, an analysis of the methodology employed by the Companies in the development of their rolling 13 week cash forecast and a discussion of the recommendations made by Carl Marks Associates for the improvement of such methodology and forecasting, and (II) on an ongoing bi-weekly basis (that is, every other week), an analysis of the actual performance and results of the Companies for each month and each rolling 13 week period, a summary of the variations, if any, between such results and the EBITDA and cash budgets forecasted for such month and period, and the reasons for such variations.”

(c)  Section 7.3.  Financial Covenants.  Section 7.3 of the Financing Agreement is deleted in its entirety, and the following is substituted in lieu thereof:

“7.3 Financial Covenants.  Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, each Company agrees:

(a)  Consolidated EBITDA.  To cause the Parent to have Consolidated EBITDA for each measuring period set forth below of not less than the amount set forth below opposite such measuring period:

	measuring period	minimum Consolidated EBITDA
(i)	fiscal quarter ending on or about June 30, 2007	$ 424,000
(ii)	two fiscal quarters ending on or about September 30, 2007	1,358,000

(iii)	three fiscal quarters ending on or about December 31, 2007	3,227,000
(iv)	four fiscal quarters ending on or about March 31, 2008	5,096,000

(b)
Consolidated Fixed Charge Coverage Ratio.  To cause the Parent to maintain a Consolidated Fixed Charge Coverage Ratio for each measuring period set forth below of not less than the ratio set forth below opposite such measuring period:

	measuring period	minimum Consolidated Fixed Charge Coverage Ratio
(i)	fiscal quarter ending on or about June 30, 2007	.17 to 1.00
(ii)	two fiscal quarters ending on or about September 30, 2007	.34 to 1.00
(iii)	three fiscal quarters ending on or about December 31, 2007	.57 to 1.00
(iv)	four fiscal quarters ending on or about March 31, 2008	.68 to 1.00

(c)
Consolidated Fixed Charges.  To cause Parent to incur Consolidated Fixed Charges for each fiscal quarter set forth below in an aggregate amount not greater than the amount set forth below opposite such fiscal quarter:

	fiscal quarter ending on or about	maximum Consolidated Fixed Charges
(i)	June 30, 2007	$2,455,000
(ii)	September 30, 2007	1,539,000
(iii)	December 31, 2007	1,682,000
(iv)	March 31, 2008	1,808,000

(d)	Consolidated Liquidity. To cause the Parent to have Consolidated Liquidity at all times of not less than $3,000,000.”

Section Two.     Waivers; Reinstatement of Commitment.  The Companies have advised the Lenders that Parent has (i) failed to maintain a Consolidated Senior Leverage Ratio for the period of four consecutive fiscal quarters ended on or about March 31, 2007 of not greater than 4.00 to 1.00, in violation of Section 7.3(a) of the Financing Agreement, and (ii) failed to maintain a Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ended on or about March 31, 2007 of not less than 1.00 to 1.00, in violation of Section 7.3(b) of the Financing Agreement.  Each such violation constitutes an Event of Default under Section 10.1(e) of the Financing Agreement (such Events of Default, collectively, the “Financial Covenant Defaults”).  Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Four hereof, (x) the Lenders hereby waive the Financial Covenant Defaults and any breach by the Companies of any representations and warranties set forth in the Financing Agreement or any other Loan Document to which they are a party solely as a result of the foregoing (each such breach, together with the Financial Covenant Defaults, the “Designated Defaults”) as Events of Default and (y) the Lenders hereby reestablish the Commitment to the Companies pursuant to, and in accordance with the terms and conditions of, the Financing Agreement.  Nothing contained herein shall constitute a waiver by the Lenders of any Events of Default other than the Designated Defaults, whether or not they have any knowledge thereof, nor shall anything contained herein constitute a waiver of any future Event of Default whatsoever.  Henceforth, the Lenders shall require strict compliance by the Companies with all of the terms and provisions contained in the Financing Agreement.

Section Three.    Representations and Warranties.  To induce the Lenders to enter into this Waiver, each Company hereby warrants and represents to the Lenders as follows:

(a)  all of the representations and warranties contained in the Financing Agreement and each other Loan Document to which such Company is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except (i) with respect to the absence of the occurrence and continuation of any Event of Default, as to which the Lenders acknowledge the occurrence of the Designated Defaults, and (ii) to the extent of changes resulting from transactions expressly permitted by the Financing Agreement, this Waiver or any of the other Loan Documents, or to the extent that such representations and warranties are expressly made only as of an earlier date;

(b)  the execution, delivery and performance of this Waiver by such Company is within its corporate powers, has been duly authorized by all necessary corporate action, and such Company has received all necessary consents and approvals, if any are required, for the execution and delivery of this Waiver;

(c)  upon the execution of this Waiver, this Waiver shall constitute the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;

(d)  neither the execution and delivery of this Waiver, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Company, (ii) cause a violation by any Company of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Company is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Company, except in favor of the Lenders, to secure the Obligations, (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Company, or (vi) be reasonably likely to have a Material Adverse Effect; and

(e)  the Parent received by wire transfer of funds to its bank account on May 24, 2007 proceeds of the cash equity infusion described in Section Four (d) below in the aggregate amount of $4,999,000.28, which proceeds were used by the Parent in payment of the obligations in the respective approximate amounts and owing to the respective obligees set forth on Annex I to this Waiver.

Section Four.    Conditions Precedent.  This Waiver shall become effective upon the satisfaction of the following conditions precedent:

(a)  the Agent shall have received an original of this Waiver, duly executed by all of the parties hereto other than CIT;

(b)  the Agent shall have received and reviewed to its satisfaction a copy of the fully executed waiver of Textron of all events of default existing under the Textron Loan Agreement;

(c)  the Agent shall have received and reviewed to its satisfaction a copy of the fully executed waiver of Columbia Partners, L.L.C. Investment Management and National Electrical Benefit Fund (collectively, the “Columbia Lenders”) of all events of default existing under that certain Credit Agreement dated as of November 23, 2005, by and among the Columbia Lenders, on the one hand, and Parent, together with each of its subsidiaries that is a party thereto, on the other hand;

(d)  the Parent shall have received the proceeds of a cash equity infusion in the aggregate amount of not less than $4,999,000.28 from Constellation Venture Capital II, L.P. and/or Pequot Private Equity Fund III, L.P. (or from affiliated funds of either such entity), and, in conjunction therewith, the Agent and its counsel shall have received and reviewed to their reasonable satisfaction all documents, instruments and agreements executed or delivered in connection with such equity infusion;

(e)  the Agent shall have received and reviewed to its satisfaction a draft version of the audited financial statements of the Parent and its consolidated subsidiaries for the fiscal year ended on or about March 31, 2007, together with all accompanying footnotes, prepared without qualification by the Parent’s independent public accountants;

(f)  the Parent shall have engaged Carl Marks Associates (or shall have continued the existing engagement of Carl Marks Associates) for the sole purpose of assisting the Parent and the other Companies by providing the analysis described in Section 7.2(h)(vii) of the Financing Agreement, the Agent shall have received and reviewed to its satisfaction a copy of the agreement pursuant to which such engagement (or the continuation of such existing engagement, as the case may be) shall have been accepted, and Carl Marks Associates shall have commenced its work pursuant to such engagement no later than June 29, 2007;

(g)  the Agent shall have received a non-refundable fee in the amount of $25,000 (the “Fee”), for the pro rata benefit of the Lenders, which shall be fully earned on the date hereof.  The Companies authorize Agent to charge their loan account with the amount of the Fee; and

(h)  except for the Designated Defaults, no Default or Event of Default, and no event or development which has had or is reasonably likely to have a Material Adverse Effect, shall have occurred or be continuing on the date hereof.

Section Five.    General Provisions

(a)  Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)  This Waiver embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(c)  This Waiver, and matters relating hereto and arising herefore, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principals thereof.

(d)  This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties to this Waiver have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender and as the Agent

By: _______________________________________
Name: Andrew Hausspiegel Title: Vice President

MTM TECHNOLOGIES, INC., for itself and as Borrowing Agent, and as successor by merger with each of MTM Technologies (California), Inc., and MTM Technologies (Texas), Inc.

By:________________________________________
Name: Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (US), INC.

By: _______________________________________
Name:
Title: Senior Vice President and Chief Financial Officer

INFO SYSTEMS, INC.

By:________________________________________
Name:
Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (MASSACHUSETTS), LLC

By: _______________________________________
Name:
Title: Senior Vice President and Chief Financial Officer

ANNEX I

Schedule of Payments Made From Proceeds of $5,000,000 Equity Infusion

Amount	Payee
$2.2 million	Textron
$600,000	Westcon
$500,000	Capatris
$500,000	EMC
$500,000	Cisco
$200,000	Arrow
$4.5 million	TOTAL